Exhibit 10.1

PRIVATE AND CONFIDENTIAL REVISED OFFER

August 17, 2017

Michael J. Burwell

2951 Chestnut Run

Bloomfield Hills, MI 48302

Dear Mike:

On behalf of Towers Watson Delaware Inc., a Willis Towers Watson Company (hereinafter “Willis Towers Watson”), we are very pleased to formally offer you the position of Chief Financial Officer starting October 2, 2017.

We are impressed with your skills and attributes and are confident you will enhance Willis Towers Watson’s position as a leading risk, advisory and broking company. We are known for improving our clients’ results through our unique combination of technical excellence and innovation and believe you will be a strong addition in that endeavor. In working here, you will have the opportunity to grow as well as partner with talented colleagues in solving issues for some of the world’s largest and most complex organizations. This letter serves to document some of the finer points of the terms of our offer as well.

In this position, you will be reporting to John Haley. As you know, we operate a virtual headquarters so we expect that you will be spending time in our major locations on a regular basis, particularly Philadelphia, Arlington, VA, and London. Given that you live in Michigan, for administrative purposes, you will be assigned to the Southfield, MI office, located at 26555 Evergreen Road, Southfield, MI 48076.

255 Alhambra Circle, Suite 950

Coral Gables, FL 33134

D +44 0 20 3456 7890

M +44 0 7890 123456

E address@wtw.com

W willistowerswatson.com

Michael J. Burwell 17 August 2017

COMPENSATION

Your initial base salary will be $750,000.00 per annum, earned at the semi-monthly rate of $31,250.00, less applicable statutory deductions. Employees are paid on the 15th and last day of each month via payroll direct deposit.

You will participate in the Willis Towers Watson Discretionary Individual Bonus Program. The bonus year runs from January 1 to December 31, and bonuses are payable annually, usually in March. Your target bonus is 125% of your base salary, and any bonus awarded will be based on individual performance and reflect the performance of the Finance function and the overall Company as well. In certain circumstances bonus payments may be prorated, for example, in line with base salary changes, part year periods of service or extended periods of absence, in accordance with applicable law.

As part of your offer, we agree to guarantee your 2017 bonus at full year target of $937,500.

A current condition of eligibility to receive a bonus payment, including without limitation the guaranteed bonus described above, is that you are still in the Company’s service on the date of payment and not working out any period of notice, whether given or received. Except as otherwise provided herein, any bonus payable under this program is discretionary. The Company reserves the right to amend or terminate any and all bonus provisions at its sole discretion at any time with or without notice or replacement.

As an Operating Committee member, you will participate in our Long Term Incentive (LTI) program. Your annual LTI target amount will be 200% of base salary. Although your LTI award would normally be prorated to reflect the number of months (3/12) that you will be serving in your new role in 2017, we agree to award you LTI for the full amount for 2017, $1,500,000, an additional $1,130,000 in value. The Operating Committee LTI awards are normally entirely performance based. However, for this year, we are prepared to consider time vesting for some portion of your award. Once we have determined the specifics with respect to your 2017 LTI award, a separate grant letter with relevant 2017 terms and conditions will be provided to you under separate cover.

Willis Towers Watson will pay you a signing bonus totaling $1,450,000, less appropriate payroll deductions. This will be paid within 31 days of employment. If you voluntarily leave Willis Towers Watson or if you are terminated for cause within twelve (12) months of a signing bonus payment, you will be required to repay Willis Towers Watson in full for that payment immediately upon your termination. In the event that you are required to repay the signing bonus to Willis Towers Watson under the terms of this paragraph, you authorize Willis Towers Watson (by signing this letter) to withhold any such amount from any amounts due to you at the time of your termination and apply such after-tax amounts against the outstanding repayment obligation you owe to Willis Towers Watson. Your authorization expressly includes, but is not limited to, allowing Willis Towers Watson to withhold any amounts you owe from any compensation (including but not limited to wages), accrued paid time off, expense reimbursement, or any other amounts due to you from Willis Towers Watson. The Company may in its absolute discretion elect not to pay any sign-on bonus payment or to reduce the sign-on bonus payment if you have committed any act of misconduct and/or any material breach of the terms of the Willis Towers Watson Code of Conduct and/or is subject to any performance management process in any such case during any period prior to the sign-on bonus payment date.

Michael J. Burwell 17 August 2017

SEVERANCE

In the event that your employment relationship is involuntarily terminated for any reason other than Good Cause (defined below), you will be eligible for severance compensation equivalent to twelve (12) months’ Base Salary at time of termination plus Target Bonus (estimated value $1,687,500.00).

If you ever become eligible to receive any severance payments described in this provision, you agree that such these severance payments are contingent upon your execution of a Severance Agreement and Release in the form the Company provides. Your acceptance of these severance payments shall constitute your knowing and voluntary waiver of any right or claim to receive severance benefits from Willis Towers Watson (or any of its affiliates) under any severance benefit plan that Willis Towers Watson (or any of its affiliates) may maintain at the time of your employment termination.

You will not be eligible to receive any of the severance benefits described in this provision if you terminate your employment voluntarily or if you are terminated by the Company for Good Cause. For purposes of this provision, “Good Cause” is defined as (1) your gross and/or chronic neglect of your duties, (2) your conviction of a felony or conviction of a misdemeanor involving moral turpitude, (3) dishonesty, embezzlement, fraud or other material willful misconduct by you in connection with your employment, (4) your violation of the restrictive covenant provisions contained in your Confidentiality and Non-Solicitation Agreement or in any other agreement with the Company or any affiliate, (5) your material breach of any duty owed to the Company, including, without limitation, the duty of loyalty, (6) your material breach of any material obligations under any agreement with the Company or any affiliate, and (7) any material breach by you of the Company’s Code of Conduct. For purposes of this provision, “Good Cause” shall not include any immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

BENEFITS

A summary of Willis Towers Watson’s current benefit package for full-time employees is available on the Onboarding Portal. All benefits are subject to the terms of the applicable policies and plan documents, which may change from time to time.

Noting the one-year waiting period for participation in the Willis Towers Watson Pension Plan for U.S. employees, we have agreed to keep you whole during the first year.

In addition, consistent with your qualified pension plan benefits, we will vest your non-qualified pension benefits after you have attained five years of service.

LEGAL OBLIGATIONS TO PRIOR EMPLOYERS AND OTHER THIRD PARTIES

Willis Towers Watson requires its employees to honor their legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to Willis Towers Watson should you leave our employ). Therefore, as a condition of your employment by Willis Towers Watson, you must not bring with you from your current or former employer(s) any confidential or proprietary business

Michael J. Burwell 17 August 2017

information or copies of such information; and you may not reveal to Willis Towers Watson or any of our employees or use on behalf of Willis Towers Watson any confidential or proprietary information belonging to any prior employer or other third party, unless you have been expressly authorized by the owner of such information to do so in writing.

Further, if you have any written agreement with an existing or former employer that contains contractual restrictions that may continue to apply to you at any time during your employment with Willis Towers Watson, you must provide us with a copy of any such agreement immediately. This offer and your employment with Willis Towers Watson is, therefore, necessarily contingent upon your ability to comply with any restrictions and to satisfy any other conditions necessary to ensure your ability to accept this offer of employment. To the extent such restrictions exist, you agree to comply with those restrictions fully and to satisfy any other conditions necessary to ensure your ability to accept this offer of employment. By accepting this offer, you certify that you have disclosed to Willis Towers Watson all contractual or other restrictions that may affect your ability to fully perform the duties and responsibilities of your position in the location for which you are being hired, and that you have provided to Willis Towers Watson copies of all written contracts, correspondence or other documents that materially relate to any such restrictions.

If, after you commence employment, any of your specific job responsibilities or activities on behalf of Willis Towers Watson are or might reasonably be construed to conflict with your obligations to any of your prior employers, you will be required to notify us immediately and to observe any instructions we give you in that regard, including refraining from soliciting or serving any particular organization, if required to do so. While Willis Towers Watson will cooperate with your efforts to comply with your obligations, please keep in mind that compliance with your contractual obligations remains your personal responsibility. If you have any questions regarding these requirements, please contact your recruiter.

ADDITIONAL TERMS

This offer and your employment with us are contingent upon the following conditions and terms:

•	Submission and review of documents that verify your eligibility for employment in the United States on your scheduled start date. U.S. immigration laws require all U.S. employers to verify that all new employees are eligible to work in the United States. This law applies to both U.S. citizens and non-citizens. You must present acceptable original work authorization documentation necessary to complete an 1-9 form, which establishes proof of your eligibility to work in the United States, within three business days of commencing employment. If you are unable to provide the required documentation within that time period, your offer will be withdrawn and/or your employment will be terminated. A list of acceptable documents is provided with this offer letter. Please be aware that Willis Towers Watson also participates in the E-Verify employment eligibility verification system.

•	The truthfulness of the representations you have made to Willis Towers Watson during the interview process and completion and outcome of standard education, employment, credential and criminal checks

Michael J. Burwell 17 August 2017

•	Your acknowledgement, by accepting this offer, that you have reviewed the enclosed Willis Towers Watson Code of Conduct that applies to all of your work at Willis Towers Watson, and that you will comply with it

•	Your acknowledgement, by accepting this offer, that you have reviewed the Confidentiality and Non-Solicitation Agreement

•	Your agreement that information about your various benefits and entitlements shall be provided to you electronically, and not by hard copy

•	Your agreement that you will abide by all policies, practices and procedures of Willis Towers Watson, which are subject to change at any time in the sole discretion of Willis Towers Watson

Your employment is “at will” and you may terminate your employment at any time by notifying Willis Towers Watson. Likewise, Willis Towers Watson may terminate your employment at any time and for any reason, with or without cause or advance notice.

CLOSING

Mike, we are delighted that you will be joining the leadership team of Willis Towers Watson as our Chief Financial Officer. I look forward to working closely with you on driving our company’s success.

Sincerely,

John J. Haley

Chief Executive Officer